ARTICLES OF INCORPORATION OF GRUPO AEROPORTUARIO DEL PACÍFICO, S.A. DE C.V.

Corporate Name, Corporate Objective, Corporate Address, Nationality and Term

FIRST ARTICLE. Corporate Name. The Corporate Name of the Business Association is “Grupo Aeroportuario del Pacífico”, and will always be followed by the words "Sociedad Anónima de Capital Variable" (Stock Exchange of Variable Equity), or followed by its initials "S.A. de C.V.”

SECOND ARTICLE. Corporate Objective. The corporate objective of the business association is:

1.             To purchase shares, interests or participations in legal entities of a private nature or legal entities of state participation, whether as founding member or through the acquisition of shares or participation in legal entities already established, dedicated to the administration, operation including the rendering of airport, complementary and commercial services, construction and/or exploitation of civil airports and in the terms set for in the Airports Act (“Ley de Aeropuertos”) and its Regulation, as well as to participate in the corporate equity of legal entities that provide any kind of services, and to vote the shares of its property, when so required, always in whole in the same sense, in accordance with the provisions of these articles of incorporation, or as instructed by the Board of Directors, the shareholders of this business association, or any other person to whom such attribution has been delegated to, in the terms set forth in these articles of incorporation; to sell, transfer or dispose of any of such shares or participations or other securities with value, permitted by the law.

2.             To receive from any other Mexican or foreign legal entities, business associations or individual persons and render to those business associations in which it has an interest or participation or to other entities, business associations or individual persons, services that might be required to carry on with its corporate objective, including without limitation, technical consulting services in industrial, administrative, accounting, marketing op financial areas regarding the administration, operation, construction, and/or exploitation of airports.

3.             To request and obtain under any title, by its own or by means of its subsidiaries, concessions or permits to undertake the administration, operation, construction and/or exploitation of airports as well as the rendering of any other services which are necessary to the exploitation of such airports and the realization of any activity that carries directly or is related to such corporate objective, including without limitations, any activity regarding warehousing, bonded warehousing and any other activity which is complementary to the rendered services and directly serves the same, as well as granting guarantees upon such concessions and permits. Likewise, according to the provisions of the applicable regulations and the respective concession, the business association will be able to receive, by its own or by means of its subsidiaries, the income due to the use of the civil airport infrastructure, through the making of contracts, for the services rendered by it directly as well as the commercial activities performed.

4.             To obtain, acquire, use, license or dispose any type of patents, certificates of invention, trademarks, trade names, copyrights or rights regarding the same, or any type of intellectual property or personal or real property rights upon the same, whether within Mexico or in a foreign country.

5.             To obtain all kinds of loans and credits, with our without specific guarantees and to grant loans to civil and business associations witch which the business association may have a relationship as shareholder in more than 50% (fifty percent) of its corporate equity with the right to vote, or in which, the business association in any form, has the control thereof, or to physical persons in accordance with the policies that for such purpose are established by the business association.

6.             To grant all kind  of guarantees and to be joint and severally liable in titles off credit issued or obligations entered into by the business association or business associations witch which the business association may have a relationship as shareholder in more than 50% (fifty percent) of its corporate equity with the right to vote, or in which, the business association in any form, has the control thereof.

7.             To issue and subscribe any kind of titles of credit, to accept them and endorse them, including obligations with or without real guarantees.

8.             To issue shares that are not outstanding of any class that forms a part of the corporate equity, which shall be kept in the Treasury of the Business Association, to be delivered in the proportion in which they are made outstanding, as well as to execute option agreements with third parties in favor of which is granted the right to acquire and pay the shares that are issued by the Business Association. Likewise, the Business Association shall be entitled to issue shares that are not outstanding in the terms and conditions set forth by Article 81 of the Stock Exchange Market Act (“Ley del Mercado de Valores”).

 9.             To maintain, possess, sell, transfer, dispose of, or take in lease all kind of assets, moveable or real estate, as well as legal rights over them, that may be necessary or convenient to be able to fulfill its corporate objective or for the activities of the civil and mercantile associations in which the business association may have interest or participation in.

10.            The business association shall be entitled to acquire shares that represent its corporate equity in the terms set forth in the Ninth Article of these Articles of incorporation and the relevant legislation.

11.            In general, to undertake, execute and perform every action, contract and transactions related, incidentally or accessory, which might be necessary or convenient to carry on with the former corporate objectives.

THIRD ARTICLE. Corporate Address. The corporate address of the business association is in Mexico City, Federal District in which the main direction of the same and its effective location will be settled. However, it may establish offices, branches or agencies in any part within the Mexican Republic and in any foreign country, or voluntarily submit to conventional addresses, without this being construed as a change of corporate address.

FOURTH ARTICLE. Nationality. The nationality of the business association is Mexican. Any foreigner that at this time or in the future, acquires an interest or participation in the business association, shall be considered by such mere fact as a Mexican, regarding the shares or rights that it acquires in the business association; the assets, rights, concessions, participation or interests of which the business association is entitled to; and of the rights and obligations that derive of the agreements to which the business association is a party to, and shall be construed , therefore, that they agree not to invoke the protection of their governments, under the penalty, otherwise, of loosing such rights or assets acquired in favor of the Mexican Nation.

FIFTH ARTICLE. Term. The term of the business association is one hundred (100) years, counting from the date of its constitution and it may be extended, under previous consent of the Shareholders in such sense.

Corporate Equity and Shares

SIXTH ARTICLE. Corporate Equity. The corporate equity shall be variable. The minimum fixed part of the equity is $16,019’823,119.00 in Mexican currency (Sixteen Thousand Nineteen Million Eight Hundred and Twenty-three Thousand One Hundred and Nineteen Pesos 00/100 in Mexican currency), represented by 561’000,000 (five hundred sixty-one million) of ordinary, nominative, Series I and without nominal value shares, entirely subscribed and paid. The variable part of the corporate equity, shall not exceed the amount of the fixed equity, without the right to be retired, in ten times, and shall be represented by ordinary, nominative, Series II and without nominal value shares, in which will be indicated the year of issuing, the numbers one and following, according to the order of their being issued in every year, and shall have the rest of the characteristics determined by the Shareholder Meeting which approves their issuing, as follows:

1.             Series “B” Shares of free subscription which may represent up to a 100% (hundred percent) of the corporate equity. The Series “B” Shares may be acquired by any person, national or foreign, including individuals, enterprises or entities defined as foreign investors according to the Article 2 (two) of the Foreign Investment Act (“Ley de Inversión Extranjera”), except for foreign governments; and

2.             Series “BB” Shares of free subscription, that shall represent up to the 15% (fifteen percent) of the corporate equity, which may be acquired by national or foreign persons, including individuals, enterprises or entities defined as foreign investors according to the Article 2 (two) of the Foreign Investment Act (“Ley de Inversión Extranjera”), except for foreign governments. Series “BB” Shares shall be subject to the following regulations:

(a)            The holders of Series “BB” Shares, by the vote of the majority of the shares representing such Series, will have the right to appoint 4 (four) members of the Board of Directors of the business associations and its substitutes, who will have the rights and attributions established by these articles of incorporation in Articles Ten, Eleven, Fifteen, Seventeen, Twenty Two, Twenty Six, Twenty Eight, Thirty, and Forty Five;

(b)            Series “BB” Shares shall be transferred only with their prior conversion into Series “B” shares, unless: the holder of such Series “BB” shares is the Federal Government or some other decentralized organism of the federal public administration or a company of majority state participation, or (ii) is transferred in favor of a Related Person, that is not a physical person, and that complies with the requirements set forth in numeral 3.2 of the notice and basis of notice of the representative titles of the corporate equity of the business association, as published in the Official Gazette of the Federation of February 25, 1999, and modified through publishing of the Official Gazette of July 9, 1999 and is previously notified with 15 (fifteen) labor days of anticipation, of such circumstance, to the Ministry of Communication and Transport (“Secretaría de Comunicaciones y Transportes” or “SCT”), proving the compliance with the requirements referred to (in the understanding that in case that Nacional Financiera, S.N.C. maintains a participation lower than 51% (fifty one percent) of the corporate equity of the business association, it shall also be necessary to have the favorable vote of at least 51% (fifty one percent) of the corporate equity of the business association). In any case, once the Series “BB” shares are transferred and therefore converted to Series “B” shares, the percentage referred to in paragraph 2 hereinabove, shall be reduced in the proportion of shares of Series “BB” that are converted into Series “B” shares, and such percentage may only be increased again, with the approval of an extraordinary shareholder meeting.

The conversion of Series “BB” Shares into Series “B” Shares may be done after a 15 (fifteen) year term counted as of the date in which the Contract of Technical Assistance and Technology Transference (“Contrato de Asistencia Técnica y Transferencia de Tecnología”) with holders of the Series “BB” shares (the “Strategic Partner”) occurs, insofar as an extraordinary shareholder meeting minute, with the favorable vote of at least 51% (fifty one percent) of the Series “B” shares that are not the property of the Strategic Partner or a Related Party with the Strategic Partner approve such conversion, and at the same time, insofar as the Contract of Technical Assistance is not renewed. However, if the Strategic Partner, at the conclusion of such 15 (fifteen) year term referred to, has shares of the “BB” Series that represent at least the 7.65% (seven point sixty five percent) of the corporate equity of the business association, then such shares shall be forcefully converted into Series “B” shares. She Series “BB” shares may be transmitted through their conversion into Series “B” Shares, before such 15 (fifteen) year term elapses, in the cases and in the terms set forth in the first paragraph of the Eleventh Article of these articles of Incorporation.

Administration of the Business Association

FIFTEENTH ARTICLE.  Integration.  The Administration of the business association will be undertaken by a Board of Directors and will be integrated by a minimum number of 11 (eleven) and maximum of thirteen (13) members, principal and their substitutes of those appointed by the Series “BB” shareholders in accordance with paragraph 2 subsection (a) of the sixth article of these articles of incorporation, in the understanding that it shall always be formed by an odd number of members and shall have a number of members that are independent to satisfy the requirements of the provisions that are applicable of the jurisdictions in which the shares that represent the corporate equity are traded, including the Stock Exchange Market Act, and other provisions issued in accordance therewith.

Any Shareholder or group of Shareholders of Series “B” shares (including Nacional Financiera, S.N.C.) who owns 10% (ten percent) of the corporate equity will have the right to appoint a member of the Board of Directors, in accordance with article 144 of the General Business Associations Act. The Series “BB” Shareholders will have the right to appoint 4 (four) main members and their respective substitutes. The Shareholder Meeting will only revoke the appointments of the Members of the Board of Directors appointed by such minorities, when it is so determined by such minorities or when the appointment of the rest of the Members of the Board of Directors is revoked. The members of the Board of Directors that are not appointed by the Series “BB” shareholders shall not have a substitute member.

For the election of the members of the Board of Directors of the business association, the Shareholders will observe the following:

If the Nomination and Compensation Committee of the business association does not propose to the annual general ordinary shareholder meeting, the ratification in their position for the next year, of the members of the Board of Directors that was previously appointed by the Series “B” shareholders, it shall present to such Meeting a list with the names of the candidates who are expected to integrate the Board of Directors of the business association, except for the members that are to be appointed by the Series “BB” shareholders, and, in its case, by Nacional Financiera, S.N.C. (or its assignees or successors); in the understanding that the Nomination and Compensation Committee shall always propose, at least, seven /7) candidates, from which there must be at least five (5) independent candidates (as such independence is defined by the Stock Exchange Market Act, and the legal provisions issued thereto, and the legislation that is applicable in the jurisdictions in which the shares that represent the corporate equity, are traded.

The list with the names of the candidates for Members of the Board of Directors that the Nomination and Compensation Committee proposes to the Shareholder Meeting, shall be available for the Shareholders along with the report referred to in Article 172 of the General Business Association Act, with the anticipation referred to in Article 173 of such Act establishes, without detriment of the right of Shareholders to be provided with a copy of such list whenever they request so.

The nomination of a candidate by the Nomination and Compensations Committee shall be presented along with a document stating the acceptance of such person as a candidate and that such person has no impediments to occupy the respective charge. In the case of independent members of the board, it must also be proven that they comply with the independence requirements referred to in the Stock Exchange Market Act and the and the legal provisions issued thereto, and the legislation that is applicable in the jurisdictions in which the shares that represent the corporate equity, are traded.

In every Shareholder Meeting in which the appointment of members of the Board of Directors is discussed, there will be appointed at firs the members elected by the Series “BB” Shareholders, afterwards, the members appointed by, in its case, Nacional Financiera, S.N.C. (or its assignees or successors) as well as, in its case, the shareholders or group of shareholders of Series “B” who own a 10% (ten percent) of the corporate equity. In case that the latter do not wish to exercise such right and the Nomination and Compensation Committee would have proposed the confirmation of the charges of all of the Members of the Board of Directors previously appointed by the Series “B” Shareholders, then the Meeting shall proceed to the confirmation of the such Members of the Board of Directors. However, if notwithstanding the proposal of the Nomination and Compensation Committee to ratify the appointment of the members previously appointed by the Series “B” shareholders, in the corresponding minute, any shareholder or group of shareholders, owners of Series “B” shares, that represent 10% of the corporate equity, exercise their right to appoint a member of the Board of Directors, a new ordinary shareholder meeting minute shall be convoked, to take place within forty five (45) calendar days following the date of such meeting, in which. The Nomination and Compensation Committee shall deliver the list of names referred to in the two prior paragraphs. In such new meeting, the members of the Board of Directors shall be appointed as follows: When the Series “Bb” shareholders, jointly with the shareholders or group of shareholders of Series “B” shares, that are the owners of a 10% (ten percent) of the corporate equity have appointed a number lower than seven (7) members, the majority of the Series “B” shareholders, must appoint among the candidates included in the list, the members that are necessary to reach such number of seven (7) members. When in exercise of the right of the shareholders or group of shareholders of Series “B” shares that are the owners of 10% of the corporate equity and the Series “BB” shareholders, appointment is made of twelve (12) members, the majority of the Series “B” shareholders shall appoint one (1) additional member. The appointment of the members by list shall be approved by a majority of the Series “B” shareholders present at the meeting, including those that have already previously exercise their rights in accordance with their ownership of 10% (ten percent) of the corporate equity of the business association.

In the appointment of the members of the Board of Directors, those who have a Conflict of Interests Relationship (“Relación de Conflicto de Intereses”) (according to what is defined further) with the business association or its subsidiaries will be rejected. For the purposes of the present articles of incorporation, a “Conflict of Interests Relationship” means any transaction performed by a person or a group of Related Persons with such person, with the business association, affiliated or subsidiaries representing over the 5% (five percent) of the sales that such person carried out on the last performances or an individual or accumulated transaction greater than $400,000.00 USA Dollars (Four Hundred Thousand United States Dollars) or its equivalent in Mexican currency or in legal currency of venues different from Mexico. It will not be considered as a Conflict of Interests Relationship with respect of the appointment of the members of the Board of Directors whenever the appointment by the Series “BB” Shareholders falls upon officials or Persons Related to such.

The owner Members of the Board of Directors elected by the Series “BB” Shareholders can only be substituted during their absences by the substitute Member of the Board of Directors according to the appointment.

The members of the Board of Directors and their substitutes, according to the particular case, shall be persons with a acknowledged experience, may be Shareholders or no; might be reelected; and will receive the earnings determined by the Ordinary Shareholder Meeting, at proposal of the Nomination and Compensation Committee.

The members of Board of Directors and their substitutes, as the case may be, shall guarantee the accomplishment of their responsibilities resulting from the performance of their charge with a guarantee in the amount to be determined by the Nomination and Compensation Committee.

SIXTEENTH ARTICLE. Chairman and Secretary. The members of the Board of Directors will be appointed in a Shareholder Meeting. The Chairman and the Secretary of the Board of Directors will be appointed by the majority of the shareholders’ votes, and the Secretary of the Board of Directors will be appointed by such Board. The Chairman of the Board of Directors will have quality vote in case of a tie. The Secretary of the Board of Directors may be someone that is not a member of such a Board.

SEVENTEENTH ARTICLE. Attributions. The Board of Directors will have the legal representation of the business association, therefore, it will have the following attributions, which shall be exercised, subject to any voting requirement or other provisions of these articles of incorporation:

 1.            Exercise the power of attorney for judicial matters of the business association, which is granted with all of the general and special powers requiring a special clause accordingly to law. Consequently, when it is granted a title without any limitation according to the provisions of the first paragraph in Article 2,554 (two thousand five hundred and fifty-four) and Article 2,857 (two thousand five hundred and eighty-seven) of the Civil Codes of the Federal District and of the other federal states, being attributed, in consequence, to promote or waive a Constitutional protection trial (“Juicio de amparo”); to file criminal complaints; constitute as an assistant of the Federal or State Public Prosecutor (“Ministerio Público”) and absolve if appropriate according to the law; to commit; to submit to arbitration; to formulate and answer confessional hearings, to repeal judges, receive payments and execute all of the acts that the law determines expressly, including the legal representation of the business association before courts and criminal, civil, administrative and labor authorities.

2.             Power of attorney for acts of administration accordingly to the provisions of the second paragraph in particle 2,554 (two thousand five hundred and fifty-four) of the Federal Civil Code and correlative provisions of the Civil Codes of the Federal District and the other states of the Republic, in order to carry on with the corporate objective of the business association.

 3.             General power of attorney for judicial matters regarding labor matters accordingly to what is established by Articles 2,554 (two thousand five hundred and fifty-four) and 2,587 (two thousand five hundred and eighty seven) of the Federal Civil Code and the correlative provisions in the Civil Codes of the Federal District and the other states of the Republic, so that it represents the business association in a descriptive but not limitative manner, before local or federal courts or authorities, particularly before the Arbitration and Conciliation Labor Courts (“Juntas de Conciliación y Arbitraje”), as well as the Labor Ministry (“Secretaría del Trabajo”) and any other labor authorities or administrative, criminal an civil courts, being expressly authorized to participate in the related procedures with labor law suits and Constitutional Protection Trials, to formulate and answer confessional hearings and perform all the necessary actions as a legal representative of the business association.

4.             General power of attorney for acts of administration regarding labor matters, according to what is provided by Articles 692, 786, 866 and other applicable provisions, as well as Article 870 of the Federal Labor Act (“Ley Federal del Trabajo”), to appear before local authorities in labor matters in which the business association is part of or is a third party with a legal interest, in the initial period as in any subsequent stage and to answer confessional hearings.

5.             Power of attorney for domain actions accordingly to the provisions of the third paragraph in Article 2,554 (two thousand five hundred and fifty-four) of the Federal Civil Code and the correlative provisions in the Civil Codes of the Federal District and the other states of the Republic.

6.             Power to issue, endorse and subscribe titles of credit in terms of Article 9 (nine) of the General Credit Titles and Operations Act (“Ley General de Títulos y Operaciones de Crédito”).

7.             Power to open banking accounts in name of the business association, make charges against them and appoint persons who shall have attributions to make charges against the same.

8.             Power to participate in the drafting of strategic plans for the business association.

9.             Power to authorize modifications to the policies of the business association with respect of the financial structure, products, market development and organization.

10.            Power to supervise the compliance of the business association with the corporate governance and protection of rights of minorities practices, as established in the General Business Association Act and in the Stock Exchange Market Act, and the applicable legislation of the jurisdictions in which the shares that represent the corporate equity are traded, or any legislation that substitutes them, as well as these articles of incorporation.

11.            Non assignable power of attorney to approve the operations that are outside the ordinary scope of business that are intended to be entered into between the business association and its shareholders, with persons that form a part of the administration of the business association, or which whom such persons have patrimonial relationships, or, in its case, or family blood or through marriage relation to the second degree, the spouse or common law marriage, (b) the sale or acquisition of 10% (ten percent) or more of the total consolidated assets of the business association, (c) the granting of guarantees in an amount greater than 30% (thirty percent) the total consolidated assets of the business association and (d) operations others than those indicated above that are located out of the ordinary course of business that represent more than 1% (one percent) of the total consolidated assets of the business association.

12.            Power to summon to Shareholder Meeting and carry on with its resolutions.

13.            Power to confer general or special powers within the limits of the powers conferred by this Article, with or without the authority to delegate, as well as to revoke the powers it grants, in the understanding that for the delegation of the powers of attorney to undertake actions that require the majority vote in accordance with these Articles of Incorporation, the majority vote of the Board of Directors shall be necessary.

14.            Power to establish the Special Committees considered as necessary for the development of the operations of the business association, setting the attributions and obligations of such Committees; understanding that such Committees will not have the attributions that accordingly to the Law or to the articles of incorporations correspond exclusively to the General Shareholder Meetings or to the Board of Directors.

15.            Power to determine the manner in which the business association shall vote its shares at the shareholder meetings of its subsidiaries that have as an object the appointment of the General Director of the corporate group to which the business association pertains to as well as of those officers of those levels that are determined by the Board of Directors, others that those that are to be appointed by the members of the Board of Directors, appointed by the shareholders of the “BB” Series and the Operative Committee.

16.            Power to approve, at the proposal of the operations committee of the business association, the annual budget of the business association and its subsidiaries, as well as the master development program of the airports operated by these.

17.            Power to determine the manner in which the shares that are the property of the business association shall be voted, insofar as they represent the corporate equity of any subsidiary of this business association, with attributions to delegate such power of attorney on the Operative Committee, understanding it as delegated on the date of these articles of incorporation.

18.            Power to approve the acquisition or sale of shares, to exercise the right of withdrawal of any subsidiary of the business association, with the prior authorization of the general ordinary shareholder meeting, in the following cases: (a) when the value of the acquisition or sale of shares of another business association, whose corporate objective or activity is not coincident with that of the business association, due to one or several simultaneous or successive acquisitions, exceeds 20% (twenty percent) of the accounting capital, according to the last financial position statement of the business association; (B) when the exercise of the right of withdrawal in the business associations of a variable capital, whose corporate objective or activity is not coincident with that of the business association, represents, due to one or more simultaneous or successive acts, the reimbursement of shares whose value exceeds 20% (twenty percent) of the variable equity, according o the last financial position statement of the business association and (c) the sale of shares owned by the business association in a business association that renders airport services when due to such sale the share control therein is lost.

19. Generally, power to realize all of the actions authorized by these articles of incorporation or consequences of the same.

Shareholders Meetings

THIRTY FIFTH ARTICLE. Classes. The Shareholders Meetings shall be general or special, the first may be ordinary or extraordinary and all of them shall take place at the corporate address of the business association. The following shall be extraordinary meetings, (i) those convoked to discuss any of the matters specified in Article 182 (one hundred and eighty two) of the General Business Association Act and (ii) those convoked to agree on the cancellation of registration of the shares of the business association at the National Register of Titles (“Registro Nacional de Valores”), Bolsa Mexicana de Valores, S.A. de C.V. and at any other stock exchanges either national or foreign in which they are registered, except by systems of quotation or other markets not organized as stock exchanges; any other meetings shall be ordinary general unless it is a Meeting that meets to deal with any of the matters that affect a class or Series of shares in particular, in which case, the Meetings shall be special.

THIRTY SIXTH ARTICLE. Notices. The notices for the Shareholders Meetings must be made by the Board of Directors or by the Audit committee. Any Shareholder or group of shareholders that is entitled to 10% (ten percent) of the issued and outstanding shares of the business association may request, at any time to the Board of Directors or to the Audit committee that a Shareholder Meeting be convoked to discuss the matters that are specified in their requirement. Any Shareholder shall have the same right in any of the cases provided for in Article 185 of the General Business Associations Act. If the Board of Directors or the Audit committee, as the case may be, do not give the notice within 15 (fifteen) calendar days following the reception of a request in accordance with the prior provision, the competent judicial authorities of the address of the business association, at the request of the Shareholder or Shareholders that are found in any of the prior cases, with the prior proof that they find themselves in such position, shall issue the corresponding notice.

THIRTY SEVENTH ARTICLE. Publishing of Notices. The notices for the Shareholders Meetings in first or further notice shall be published in the Official Gazette (“Diario Oficial de la Federación”) or in a newspaper of national distribution with at least 15 (fifteen) calendar days prior to the date set forth for the Meeting. The notices shall indicate the place, day and time of the Meeting, shall contain the Order of the Day with a clear explanation of the matters to be dealt with therein and must be signed by the person or persons that make them, in the understanding that if they are made by the Board of Directors it shall be sufficient for them to be signed by the Chairman or by the Secretary of such body, or the delegate appointed for such purpose by the Board of Directors. From the publishing of the notice for the Shareholders Meetings, the information and the documents related to each one of the matters included in the order of the day must be left at the disposal of the Shareholders, in an immediate and free manner.

The Shareholders Meetings may take place without the need for a prior notice, if all of the shares that are issued and outstanding, that represent the corporate equity of the business association are represented at the meeting.

THIRTY EIGHTH ARTICLE. Assistance. Only the Shareholders that are duly registered in the Book of Registration of Shares of the business association as owners of one or more shares thereof, shall be admitted at the Shareholders Meetings of the business association, insofar as they have obtained the corresponding admission card, and such registration for all legal effects shall be closed 3 (three) days prior to the date set for the meeting taking place.

In order to be present at the Meetings, the Shareholders must show their corresponding admission card, which shall be issued only at their request and which must be presented on or before 24 (twenty four) hours prior to the hour indicated for the Meeting taking place, jointly with the certificate of deposit at the Secretary of the business association of the corresponding certificates or titles of shares, or the certificates or proof of deposit of such shares issued by some institution for the deposit of titles, by a credit institution, whether national or foreign, or by stock exchange brokers in the applicable terms of the provisions of the Stock Exchange Market Act. The shares that are deposited in order to have the right to be present at the Meetings shall not be restituted until after such meetings take place, through the delivery of the receipt that has been issued for such purpose to the shareholder or his/her/its representative.

The Shareholders may be represented at the Shareholders Meetings by the person or persons appointed through proxy signed before two witnesses or through any other form of power of attorney granted in accordance with the law. However, regarding the corporate equity of the business association that is traded in any stock exchange, the person having power of attorney may only prove his/her capacity through proxy that is granted in the forms that are drafted by such legal entity that shall be available to the Shareholders including the intermediaries in the Stock Exchange Market, during the term indicated in Article 173 (one hundred and seventy three) of the General Business Association Act. The forms must contain the following information: (a) indicate in a clear manner the Corporate Name of the business association, the corresponding order of the day, without being able to include under the title of general matters the issues referred to in Articles 181 (one hundred and eighty one) and 182 (one hundred and eighty two) of the General Business Association Act and (b) contain space for the instructions that the grantor indicates for the execution of such power of attorney. The Secretary of the Board of Directors shall be obliged to make sure that this Article is complied with and shall inform thereof to the Meeting. The members of the Board of Directors may not represent the Shareholders at the Shareholders Meetings.

THIRTY NINTH ARTICLE. Minutes. The minutes of the Shareholders Meetings shall be transcribed in a book specially kept for such purpose and shall be signed by the persons that have acted as Chairman and Secretary of the Meeting and by those Shareholders or representatives of Shareholders that wish to sign. The acknowledgement of any corporate action taken by the Shareholders in accordance with the thirty ninth article of these articles of incorporation shall be transcribed into such book.

FORTIETH ARTICLE.  Chairman and Secretary. The Shareholders Meetings shall be presided by the Chairman of the Board of Directors  and, in his/her absence, by the person appointed by a majority vote of the Shareholders that are present. The Secretary of the Board of Directors shall act as Secretary at the Shareholders Meetings and, in his/her absence, shall be substituted by the person appointed by a majority of votes of the Shareholders that are present.

FORTY FIRST ARTICLE. Ordinary meetings. The ordinary meetings of Shareholders must take place at least once a year within the first four months following the closure of each tax year. In addition to the matters specified in the Order of the Day: (i) the report of the Board of Directors referred to in article 172 of the General Business Association Act shall be discussed, approved or modified, taking into consideration the report of the corporate officers in charge of supervision of the Board of Directors (“Comisarios”); (ii) The members of the Board of Directors, the corporate officers in charge of supervision of the Board of Directors (“Comisarios”) and members of the Committees of the business association, shall be appointed or ratified, considering the proposals of the Nomination and compensation committee and the fees of such persons shall be determined; (iii) The report referred to in Article 172 (one hundred and seventy two) of the General Business Association Act shall be presented to the Shareholders of the business association or legal entities of which, the business association is entitled to a majority of the shares, when the value of the investment in each of them exceeds 20% (twenty percent) of the accounting capital, according to the state of financial position at closure of the corresponding tax year.

FORTY SECOND ARTICLE. Resolutions in writing. Those resolutions whose adoption requires to be taken at a Shareholder Meeting, may be taken without the need of a Shareholder Meeting, through the unanimous consent taken in writing of all of the Shareholders that have had the right to vote, if such Shareholder Meeting had taken place. The resolutions adopted in such manner shall have the same effects and legal consequences than other resolutions adopted in the course of a Shareholder Meeting. When the resolutions of the Shareholders are taken through their unanimous consent in writing, no notice or any other formality shall be necessary, other than the signature of all of the Shareholders with the right to vote on the document that proves the adoption of the relevant resolutions. All of those documents shall be attached to the book of Minutes of Shareholders Meetings kept in accordance with the terms set forth in the Thirty Ninth Article of these articles of incorporation.

Presence and voting at Shareholders Meetings.

FORTY THIRD ARTICLE. Quorum General Ordinary Meetings. Each share shall be entitled to one vote at the Shareholders Meetings. In order for the General Ordinary Shareholders Meetings that take place in first notice be valid, at least 50% (fifty percent) of the shares that represent the corporate equity must be represented at the Meeting and the resolutions shall be valid if adopted by the favorable vote of a majority of the shares that are preset or represented at the Meeting (a “Majority Vote”). The General Ordinary Shareholders Meetings that take place in second or further notice shall be validly celebrated whichever is the number of shares represented at the meeting and its resolutions shall be validly adopted by a Majority Vote.

The Shareholders that are duly represented at the Meeting and that represent at least 10% (ten percent) of the corporate equity that is issued and outstanding of the business association, may request that a voting be delayed in any matter in which they consider not to be sufficiently informed, in compliance with the terms and conditions set forth for these purposes in Article 199 (one hundred and ninety nine) of the General Business Association Act.

The Shareholders duly represented at the Meeting that represent at least 20% (twenty percent) of the corporate equity that is issued and outstanding of the business association, may judicially oppose the resolutions of the General Meetings, regarding which they have the right to vote, insofar as they comply with the requirements that for such purpose are set forth in Article 201 and 202 of the General Business Association Act.

FORTY FOURTH ARTICLE. Quorum. Extraordinary General Meetings and Special Meetings. Each share shall be entitled to one vote at the Shareholders Meetings. In order for the Extraordinary Meeting or Special Meetings of Shareholders that take place in first or further notice be valid, at least 75% (seventy five percent) of the shares that represent the corporate equity, or of the corresponding Series (for Special Meetings), must be represented at the Meeting and its resolutions shall be valid when adopted by the favorable vote of the shares that represent more than 50% (fifty percent) of the corporate equity of the business association, or of the corresponding Series (for Special Meetings), as the case may be. The resolutions regarding matters referred to in the Eighth Article and the first paragraph of the Twelfth Article of these articles of incorporation are an exception to the prior provision (as they are subject to the quorum set forth in such Articles), as well as the resolutions regarding the following matters which are reserved exclusively to the Extraordinary Meeting of Shareholders, the resolutions shall be valid when adopted by a favorable vote of at least 75% (seventy five percent) of the corporate equity of the business association:

1.             Any modification to the articles of incorporation that has as an objective to amend or eliminate the attributions of the Committees created for the administration of the business association and its subsidiaries; cancel or modify the rights granted to minorities; eliminate the limits of individual participation of the shareholders or legal entities relate thereto, as well as the term to which such limitation is subject.

 2.             Any resolution that implies the cancellation or assignment of rights derived from the titles of concession granted by the Mexican Federal Government in favor of the business association or its subsidiaries;

 3.             The advanced termination, by an agreement among the parties, of the Participation Agreement executed by and among the business association and the Strategic Partner;

4.             Cancellation of the register of the shares of the Business Association at the National Securities Register or in any stock exchange in which it is eventually registered;

5.             Any merger of the business association with legal entities that are not directly related with the main line of business of the business association and its subsidiaries; and

 6.             Any subdivision, dissolution or liquidation of the business association.

The Shareholders that are duly represented at the Meeting at that represent at least 10% (ten percent) of the corporate equity that is issued and outstanding of the business association, may request that a vote be delayed in any matter regarding which they consider that they are not sufficiently informed, in accordance with the terms and conditions that for these purposes are indicated in Article 199 of the General Business Association Act.

The Shareholders that are duly represented in a Meeting and that represent at least 20% of the corporate equity that is issued and outstanding of the business association, may judicially oppose the resolutions of the General meetings, with regards to which they have the right to vote, insofar as the requirements that are provided for in Articles 201 and 202 of the General Business Association Act are fully complied with.

FORTY FIFTH ARTICLE. Veto rights of “BB” Series Shares. Insofar as the Series “BB” shares represent at least 7.65% (seven point sixty five percent) of the corporate equity that is issued and outstanding in the business association, in order for the Shareholder Meeting to validly adopt any resolution regarding the matters that are referred to hereunder, a favorable vote of a majority of the series “B” shares shall be required:

(1)             Approval of the financial statements of the business association;

(2)             Advanced liquidation or dissolution of the business association;

(3)             Increase or reduction of the corporate equity of the business association;

(4)             Declaration and payment of dividends;

(5)             Modification of the articles of incorporation of the business association;

(6)             Mergers, subdivisions or division of shares;

(7)             Granting or modification of special rights of the Series into which the corporate equity is divided into; and

(8)             Any decision that has as an objective to modify or annul the resolutions that have been validly adopted by the Board of Directors in accordance with the nineteenth article hereinabove, as well as those that require the favorable vote of the members of the Board of Directors appointed by the Series “BB” shareholders as referred to in the eighteenth article of these articles of incorporation;